Exhibit 10.1

AMENDMENT NO. 1 TO

REAL GOODS SOLAR, INC. 2008 LONG_TERM INCENTIVE PLAN

(AS AMENDED AND RESTATED ON JUNE 22, 2017)

THIS AMENDMENT No. 1 to the Real Goods Solar, Inc. 2008 Long-Term Incentive Plan (as amended and restated on June 22, 2017) (the “Plan”) is made effective as of  September 11, 2017 (the “Effective Date”). All capitalized terms not defined herein shall have the meanings set forth in the Plan.

WHEREAS, the Board has the authority to amend the Plan pursuant to Section 19 of the Plan; and

WHEREAS, the Board desires to amend the Plan to implement certain corporate governance best practices.

NOW THEREFORE, the Board hereby amends the Plan as follows:

1.            As of the Effective Date, Section 3 of the Plan is hereby deleted in its entirety and replaced with the following:

“ Section 3. Administration. The Committee shall administer this Plan and shall have all the powers vested in it by the terms of this Plan, such powers to include exclusive authority to select the Eligible Persons to be granted Awards under this Plan, to determine the type, size, terms and conditions of the Award to be made to each Eligible Person selected, to modify or waive the terms and conditions of any Award that has been granted, to determine the time when Awards will be granted, to establish performance objectives, to make any adjustments necessary or desirable as a result of the granting of Awards to Eligible Persons located outside the United States and to prescribe the form of the agreements evidencing Awards made under this Plan. Awards may, in the discretion of the Committee, be made under this Plan in assumption of, or in substitution for, outstanding Awards previously granted by the Company, or an entity acquired by the Company or with which the Company combines. The number of Class A Shares underlying such substitute Awards shall be counted against the aggregate number of shares of Class A Shares available for Awards under this Plan. The Committee is authorized to interpret this Plan and the Awards granted under this Plan, to establish, amend and rescind any rules and regulations relating to this Plan, and to make any other determinations that it deems necessary or desirable for the administration of this Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of this Plan, as described in this Plan, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. The Committee may act only by a majority of its members in office, except that the Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents or to take any other ministerial action on behalf of the Committee with respect to Awards made to Participants or to be made to Eligible Persons. Notwithstanding the foregoing or any other provision of this Plan, the Committee shall not have the authority to (i) accelerate the vesting of any outstanding Award under the Plan except in the case of change in control, disability, or death, (ii) reprice, directly or indirectly, any Award under the Plan without stockholder approval, or (iii) accelerate the time or schedule of any payment in a manner which is not permitted under Code Section 409A, or to grant or amend any Award in any manner which would result in an inclusion of any amount in gross income under Code Section 409A(a)(1). No member of the Committee and no officer of the Company shall be liable for anything done or omitted to be done by such member or officer, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under this Plan, except for such member’s or officer’s own willful misconduct or as expressly provided by law. In addition to all other rights of indemnification and reimbursement to which a member of the Committee and an officer of the Company may be entitled, Real Goods shall indemnify and hold harmless each such member or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding or suit in connection with the performance of duties under this Plan against expenses (including reasonable attorneys’ fees), judgments, fines, liabilities, losses and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding or suit, except for his own willful misconduct or as expressly provided otherwise by law. Expenses (including reasonable attorneys’ fees) incurred by such a member or officer in defending any such proceeding or suit shall be paid by Real Goods in advance of the final disposition of such proceeding or suit upon receipt of a written affirmation by such member or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of such member or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Real Goods as authorized in this Section.”

2.            As of the Effective Date, the following new Section 5(d) shall be added to the Plan:

“ (d) Minimum Vesting Schedule. Except as set forth below, a vesting period of at least one (1) year shall apply to all Awards issued under the Plan. Notwithstanding the foregoing, up to 5% of the Class A Shares reserved for issuance under the Plan as of  September 11, 2017 may be issued pursuant to Awards that are do not comply with such minimum one (1) year vesting period.”

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3.            As of the Effective Date, the following new Section 5(e) shall be added to the Plan:

“(e) No Dividends or Dividend Equivalents on Unvested Awards. No ordinary dividends or distributions declared with respect to Restricted Stock Awards under the Plan (or Dividend Equivalents with respect to Restricted Stock Units or other Awards under the Plan) shall be paid to any Participant unless and until the Participant vests in such underlying Award. All unvested dividends or Dividend Equivalents shall be forfeited by the Participants to the extent their underlying Awards are forfeited.”

4.            As of the Effective Date, Section 8(e) of the Plan is hereby deleted in its entirety and replaced with the following:

“ (e) The Committee may grant Awards of Dividend Equivalents to Participants in connection with Awards of Restricted Stock Units. The Committee may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Class A Shares, or other investment vehicles as the Committee may specify; provided that Dividend Equivalents shall be subject to all conditions and restrictions of the underlying Restricted Stock Units to which they relate.”

5.           As of the Effective Date, Section 13 of the Plan is hereby deleted in its entirety and replaced with the following:

“Section 13. Amendment or Substitution of Awards under this Plan. The terms of any outstanding Award under this Plan may be amended or modified from time to time by the Committee in its discretion in any manner that it deems appropriate if the Committee could grant such amended or modified Award under the terms of this Plan at the time of such amendment or modification; provided that no such amendment or modification shall adversely affect in a material manner any right of a Participant under the Award without such Participant’s written consent, unless the Committee determines in its discretion that there have occurred or are about to occur significant changes in the Participant’s position, duties or responsibilities, or significant changes in economic, legislative, regulatory, tax, accounting or cost/benefit conditions that are determined by the Committee in its discretion to have or to be expected to have a substantial effect on the performance of the Company, or any affiliate, division or department thereof, on this Plan or on any Award under this Plan and provided further that the Committee shall not have the authority to (i) accelerate the vesting of any outstanding Award under the Plan except in the case of change in control, disability, or death, (ii) reprice, directly or indirectly, any Award under the Plan without stockholder approval, or (iii) accelerate the time or schedule of any payment in a manner which is not permitted under Code Section 409A, or to grant or amend any Award in any manner which would result in an inclusion of any amount in gross income under Code Section 409A(a)(1). The Committee may, in its discretion, permit holders of Awards under this Plan to surrender outstanding Awards in order to exercise or realize the rights under other Awards, or in exchange for the grant of new Awards, or require holders of Awards to surrender outstanding Awards as a condition precedent to the grant of new Awards under this Plan; provided, however, that none of the foregoing shall be permitted if it would result, directly or indirectly, in the repricing of an Award without stockholder approval.”

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6.            Effect on Plan. The Plan shall remain unchanged and in full force and effect except as otherwise set forth in this Amendment No. 1.

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IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Amendment No. 1 to the Plan as of the date first indicated above.

REAL GOODS SOLAR, INC.

/s/ Dennis Lacey
By:	Dennis Lacey
Its:	CEO

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